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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12
Anacomp, Inc.
(Name of Registrant as Specified In Its Charter)

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ANACOMP ANNOUNCES SLATE OF BOARD NOMINEES FOR ELECTION
AT 2004 ANNUAL MEETING; REJECTS ALTERNATE NOMINEES

        SAN DIEGO, CA—OCTOBER 22, 2004.    ANACOMP, INC. (OTC BB: ANCPA) announced today its slate of nominees for election to its Board of Directors at the 2004 annual meeting of shareholders, which it plans to schedule for a date in February 2004 to be announced in due course.

        The slate consists of current directors Jeffrey Cramer (CEO), Gary Fernandes, Fred Jager, E.P. Smoot (Chairman) and Michael Tennenbaum, together with new nominees Mark Holdsworth and James McGovern.

        Current directors Ralph Bunje and David Orr have advised Anacomp that they will not be candidates for re-election. In order to permit the Board's Nominating and Governance Committee to be reconstituted to comprise solely Board members intending to seek re-election for another term, Messrs. Bunje and Orr recently resigned from that Committee and Messrs. Fernandes and Tennenbaum were appointed by the Board to fill the vacancies, with Mr. Fernandes taking over the chairmanship of the Committee from Mr. Smoot.

        The slate of Board candidates for election at the 2004 annual meeting was recommended to the full Board by the reconstituted Committee and was approved by the Board unanimously.

        Messrs. Bunje (current chair of the Board's Audit Committee) and Orr (current chair of the Board's Compensation Committee) have also advised Anacomp that they will resign from the Board, in order to phase in Messrs. Holdsworth and McGovern prior to the 2004 annual meeting, as soon as they can transition to their successors their current committee chairman responsibilities. They anticipate this will occur on or about November 15, at which time Messrs. Holdsworth and McGovern will join the Board. Mr. Jager will become chairman of the Audit Committee and Mr. McGovern will become chairman of the Compensation Committee.

        Anacomp also reported that the Board, upon the recommendation of the Nominating and Governance Committee, has unanimously rejected the candidacies of Lloyd I. Miller III and two other nominees identified by Mr. Miller in a notice of intended nomination delivered to the company before the October 3, 2003 deadline for nominations established by the bylaws. Mr. Miller, a former director of Anacomp and the reported beneficial owner of approximately 16% of its shares, disclosed his nomination in a Schedule 13D amendment filed with the Securities and Exchange Commission on September 25, 2003.

        Mr. McGovern is a graduate of the U.S. Naval Academy and has a law degree from Georgetown University Law School. He is now Senior Managing Director of El Camino Capital Group, a private equity partnership. Prior to joining El Camino Capital Group, he served as Chief Executive Officer and President of Calpoint, L.L.C., a privately held telecommunications company. For seven years, Mr. McGovern was President of Teledyne Brown Engineering, a high technology systems integration company with a large number of professionals with PhD's and other advanced degrees in an array of engineering disciplines. From 1986 to 1989, Mr. McGovern was Under Secretary and Acting Secretary of the United States Air Force with direct responsibility for all worldwide activities of its one million civilian and military personnel and its nearly $100 billion dollar budget.

        Mr. Holdsworth, a graduate of California Institute of Technology, has an MBA from Harvard University, and is a founding member and managing partner of Tennenbaum Capital Partners, L.L.C, ("TCP"). Prior to co-founding TCP, he served as Vice President, Corporate Finance of US Bancorp Libra. Mr. Holdsworth is currently a director of Pemco Aviation Group, Inc.

        Information about the other Board nominees was included in Anacomp's proxy statement filed with the Securities and Exchange Commission on January 31, 2003 in connection with the 2003 annual meeting of shareholders at which they were elected.

        In connection with the announcement of the Board's approval of its nominee slate and its rejection of the Miller nominees, Mr. Smoot stated:

          "The Nominating and Governance Committee concluded, and the entire Board agreed, that the slate of Board nominees for election at the 2004 annual meeting is very well qualified to perform the necessary role of providing stewardship and guidance as Anacomp moves forward with its business plan. We appreciate greatly the contribution of Ralph Bunje and Dave Orr as directors during the challenging period following the company's emergence from Chapter 11 on January 1, 2002. We wish them well and we look forward to the contributions that Mark Holdsworth and Jim McGovern will make to the Board going forward.

          This is a period in which a cohesive Board and stability of management is vital for our shareholders, employees, customers and suppliers. We hope Mr. Miller will reconsider his decision so the company can avoid the unnecessary distraction and cost of a contested election at a crucial time in its progress.

          The current Board has been deeply committed to enhancing shareholder value through appropriate measures and the Board's nominees are all equally committed to that goal and well qualified to help Anacomp achieve it. We are gratified that Michael Tennenbaum, whose fund is the largest shareholder of the company at 27%, will continue to serve and supports the other nominees we have announced today.

          The Board will be actively soliciting Anacomp stockholders, to the full extent permitted by applicable law, to vote for the slate of nominees announced by the company today. This Board will remained focused on its core mission of helping management steer Anacomp on the path to greater growth and profitability."

About Anacomp

        Anacomp, Inc., provides comprehensive information outsourcing services, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations worldwide. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, archive and retrieval of critical business documents, as well as professional services for mass storage, computing and networking equipment. Current product and service offerings include digital document services, document imaging services, print and micrographic services, business continuity services, Multi-Vendor Services and support, and imaging and print systems and supplies. For more information, visit Anacomp's web site at www.anacomp.com.

INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

        Information regarding persons who may be deemed to be participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 Annual Meeting of Stockholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A.

        Investors are urged to read Anacomp's Proxy Statement and additional solicitation materials when they become available and other relevant documents filed with the SEC by Anacomp because they will contain important information.

        Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp will be available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California, 92128, (858) 716-3400.

# # #

Contacts:	Linster W. Fox, Executive Vice President and CFO, (858) 716-3400 Lawrence E. Dennedy, MacKenzie Partners, (800) 322-2885

        Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

        Anacomp is a registered trademark of Anacomp, Inc.

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ANACOMP ANNOUNCES SLATE OF BOARD NOMINEES FOR ELECTION AT 2004 ANNUAL MEETING; REJECTS ALTERNATE NOMINEES